Exhibit 8.1

[Form of Opinion of Sullivan & Cromwell LLP]

    [•], 2014

AT&T Inc.,

One AT&T Plaza,

208 South Akard Street,

Dallas, Texas 75202.

Ladies and Gentlemen:

We have acted as counsel to AT&T Inc., a Delaware corporation (“AT&T”), in connection with the planned merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 18, 2014, among DIRECTV, a Delaware Corporation (“DIRECTV”), AT&T and Steam Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T (“Merger Sub”). The Merger is described in the proxy statement/prospectus (“Proxy Statement/Prospectus”), which is included in the registration statement filed on Form S-4 by AT&T (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Merger. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering this opinion, we have assumed that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and Registration Statement are true, complete and correct as of the Effective Time of the Merger and thereafter (where relevant); and (iii) AT&T, DIRECTV and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material United States Federal Income Tax Consequences—Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of DIRECTV common stock.

Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,